Definitive Financing Agreement

This Definitive Financing Agreement ("Agreement") is entered into this 14th of January, 2011 by and between International Asset Holding Corp., a Marshall Islands corporation ("IAHC") and Extractive Resources Corporation, a Delaware corporation (“EXT”) concerning the acquisition of an interest in mineral properties currently held by IAHC.

Recitals

IAHC holds a 65% undivided interest in mineral properties in the Republic of Kazakhstan as designated under that certain Exploration and Mining Contract within the basin of the River Bayankol, Rayimbek District, Almaty Region, dated 4/13/2001 (“Mining Contract”) as specified in the definition of the Mining Allotment as defined in the Mining Contract.  These mineral properties (“Mineral Properties”) are licensed by the competent Kazakh authority for the extraction of ore containing gold.  EXT would like to acquire the 65% IAHC interest in the Mineral Properties and IAHC desires to allow EXT to acquire this interest under the terms and conditions provided in this Agreement.

Concurrently with entering into this Agreement, the Parties and/or their assigns have also entered into that certain Definitive Joint Venture Agreement as of January 14, 2011 ("JVA").  The Parties intend for this Agreement to govern their relationship and for the JVA to provide for the process by which the Mineral Properties are managed.  In the event that there is a conflict between this Agreement and the JVA, this Agreement shall govern.  The parties also entered into a Letter of Intent Agreement ("LOI") in December, 2010.  This Agreement is intended to replace the LOI and in all cases does replace and supersede the LOI.

IAHC is conveying a 65% undivided interest in the Mineral Properties to EXT and receiving the Minimum Financing Covenants, the Warrants and the Net Smelter Royalty described herein in return.

The purpose of the JVA is to provide a mechanism for administration of the Mineral Properties.

1.	Recitals. The recitals contained above are binding and material parts of this Agreement with full force and effect.

2.
Conveyance and Representation.  IAHC represents that it is the owner of a 65% undivided mineral interest in the Mineral Properties.  IAHC represents that the geological, claim, surveying and mining data it has supplied to EXT regarding the Mineral Properties is complete and accurate in all material respects and that such documents are both genuine and properly recorded.  Furthermore, IAHC agrees to do all things and execute all documents necessary to perfect EXT's interest in the Mining Properties.  By this instrument and in consideration for the promises contained herein, IAHC hereby grants to EXT a 65% undivided interest in the Mineral Properties pursuant to its rights under the Mining Contract.  The total length of the Mineral Interest shall be defined in the Mining Contract and subsequent amendments and extensions.  IAHC AGREES TO UNDERTAKE ALL ACTIONS NECESSARY TO KEEP THE MINING LICENSE ON THE PROPERTY VALID.

3.
Due Diligence and Inspection.  EXT acknowledges that IAHC has made available to it geological reports, surveys, conveyance and recording documents and all other due diligence materials regarding the Mineral Properties that EXT has requested (together "Due Diligence Materials").  EXT acknowledges that any information contained in these materials produced to EXT is constructively known to EXT and accepted by EXT prior to entering into this Agreement.  EXT has waived its right to physically inspect the properties at this time but may conduct a physical inspection of the properties at any time.  EXT has 90 days from the date of this Agreement to make a physical inspection of the properties and conduct its own independent mineral and geological analysis (together "Inspection").  In the event that the Inspection reveals any information that is materially different than what was represented to EXT in the Due Diligence Materials, EXT shall have the right to cancel this Agreement and the JVA without penalty upon five (5) days written notice.  Also, in the event that subsequent to this 90 day period, competent geological experts retained as third parties should determine that the gold deposits are less extensive or efficiently mined than was contemplated in the Due Diligence Materials, EXT may terminate this Agreement without penalty.

4.
Investment.  EXT must provide all of the financing required to operate the Mineral Properties based on the mutually agreed upon payment milestones as determined in the process outlined in the JVA up to the amount of the Minimum Financing Covenant (“MCF”).  Over the next 60 months, EXT must provide a Minimum Financing Covenant of up to $200,000,000.  In the event that the Mineral Properties require less than $200,000,000 as determined under the JVA and competent geological information, the Minimum Financing Covenant shall be reduced accordingly.  This financing is in the form of a credit line, which must be paid back in accordance with its terms.  The financing terms themselves shall provide for no more than 10% annual interest and shall be amortized over a sufficiently long period to allow repayment. In the event that EXT decides not to provide the full Minimum Financing Covenant amount due to new geological information or failure of EXT to be satisfied with progress or other factors involving the Mineral Properties, the Parties will attempt to come to a good faith accommodation.  If they cannot do so and EXT has not provided any financing, EXT agrees to return its interest in the Mineral Properties and this agreement shall be terminated.

5.
Royalty.  EXT is providing to IAHC three types of consideration for the interest in the Mineral Properties granted hereunder.  The first is the commitment by EXT to pay the MCF and the full costs of development of the Mineral Properties under the JVA.  The second type of consideration is a net smelter returns royalty payable by EXT to IAHC.  This royalty is payable by EXT without any contribution by IAHC and is not an expense under the JVA. "Net Smelter Returns" means the net amount shown due by the smelter or other place of sale from the sale of mineral products, as indicated by its returns or settlement sheets, after payment of (1) all freight charges from the shipping point to the smelter or other (2) all other proper treatment or other charges at such smelter or other place of sale, and (3) federal or state royalties due and payable on production, if any.  EXT shall pay to IAHC a Net Smelter Returns Royalty of 1% on gold extracted from the property.  This royalty shall be payable on a quarterly basis.  In any quarter in which there is any smelter activity, EXT shall furnish to IAHC a Production and Royalty Report ("Report") within 20 days after the end of such a quarter.  IAHC shall have 15 days from delivery of the Report to tender the full amount of the Net Smelter Returns Royalty due for that quarter.  Failure to pay such a Royalty in accordance with this Section is a material breach of this Agreement and EXT shall be subject to any and all legal remedies at IAHC's disposal.  In the event that EXT fails to cure such a material breach within 15 days, IAHC may, among its other remedies, cancel EXT's interest in the Mineral Properties.  If IAHC does cancel EXT's interest, EXT would still be entitled to the return of any sums invested in the development of the Mineral Properties.  Such cancellation would be handled under the same manner as EXT's failure to make the MFC under Section 4 hereunder.  The third type of consideration are the warrants described below.

6.
Warrants.  EXT Agrees to grant IAHC warrants to purchase up to 5,000,000 shares of common stock of it’s parent Company, Spectral Capital Corporation, at a per share exercise price of $3.50.  IAHC can pay such an exercise price through a "net exercise provision" incorporated in such warrants.  The Term of such warrants shall be five years.  The Warrants are specifically embodied in the Warrant Agreement signed concurrently herewith.

7.
Confidentiality.  The parties hereto acknowledge that certain confidential information will be disclosed for the purposes set out in this letter of intent. Each party to whom confidential information is disclosed (the "Recipient") hereby agrees that all such confidential information disclosed to it will be kept confidential, provided that the Recipient may disclose the confidential information (i) to its officers, employees, contractors, professional advisors, and other representatives strictly on a need to know basis, (ii) with the prior written consent of the disclosing party, or (iii) if required by law. Such confidential information will be used by the Recipient solely in connection with the purposes set out in this letter of intent and for no other or improper purpose.

8.
 Misc.  This Agreement shall be governed by the laws of the State of California (including all conflicts of law) in the United States of America and the parties hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of such State and country.  This Agreement may be executed (by original or facsimile transmission) in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

Accepted and Agreed to as of the date first written above by:

EXTRACTIVE RESOURCES CORPORATION

X____________/s/Jenifer Osterwalder_______________

Jenifer Osterwalder
President

INTERNATIONAL ASSETS HOLDING CORP.

X___________/s/ Igor Rybakov________________
Igor Rybakov
Managing Director